Exhibit 23.01

Independent Auditors’ Consent

We consent to the use of our report dated March 16, 2007, with respect to the financial statements of AT&S Holdings, Inc. for the two years ended December 31, 2006 and 2005, included herein.  We also consent to the reference to our firm under the caption "Experts" in the prospectus.

/s/  HAROLD J. NICHOLSON, CHARTERED
By:  Harold J. Nicholson, Chartered

Overland Park, Kansas
July 3, 2007